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                                                                    Exhibit 14.1

                              WCA WASTE CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS

ARTICLE I. PURPOSE

     To provide the standards of ethical and business conduct required of all officers, directors and employees of WCA Waste Corporation and its subsidiaries (the "Company"), including the Company's chief executive officer, chief financial officer and chief accounting officer or persons performing similar functions, in the performance of their responsibilities and list the policies that establish the policy of officer, director and employee conduct for the Company.

ARTICLE II. BACKGROUND

     The Company will conduct its business affairs fairly, impartially, and in an ethical and proper manner. Conduct that may raise questions as to the Company's honesty, integrity, impartiality, or reputation, or activities that could cause embarrassment to the Company or damage its reputation are prohibited. Any activity, conduct, or transaction that could create an appearance of unethical, illegal, or improper business conduct must be avoided.

     To this end, the Company maintains policies and procedures to assist its officers, directors and employees in understanding the standards of ethical business conduct that are required of them, and to assist its officers, directors and employees in resolving questions, providing guidance, and for reporting suspected violations of, or expressing concerns regarding compliance with, these standards of conduct.

     This policy constitutes the "code of conduct" of the Company as is required by NASDAQ Marketplace Rule 4350(n) and the "code of ethics" applicable to the Company's principal executive officer, principal financial officer and principal accounting officer or controller (or persons performing similar functions) as is required by Item 406 of Regulation S-K.

     This Code of Business Conduct and Ethics will be posted on the Company's Internet site.

ARTICLE III. POLICY

     1. Each officer, director and employee must demonstrate honest and ethical conduct in fulfilling his or her duties, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

     2. It is of critical importance that the Company's public filings, communications and disclosures be full, fair, accurate, timely and understandable. Each officer, director and employee is responsible for ensuring full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and
Exchange Commission (the "SEC") and in other public communications made by the Company. Each executive officer and director must review each annual report on Form 10-K and quarterly report on Form 10-Q before it is filed with the SEC. In addition, the chief executive officer and chief financial officer of the Company must review the matters to be certified in each periodic report before making the certifications required by applicable law.
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     3. Each officer, director and employee is prohibited from taking any action to improperly influence, coerce, manipulate or mislead the Company's internal or outside auditors or to prevent such persons from performing a diligent audit of the Company's financial statements.

     4. Each officer, director or employee who communicates with analysts and investors must comply with Regulation FD in discussions with analysts and investors, and must cause a corrective filing to be made in case the officer, director or employee becomes aware of an inadvertent violation of Regulation FD.

     5. Each officer, director or employee is required to comply with all applicable governmental laws, rules and regulations, including, without limitation, all "insider trading" prohibitions and disclosure obligations applicable to the Company and officers and directors.

ARTICLE IV. ADMINISTRATIVE RESPONSIBILITIES

     All members of management are responsible for implementing and monitoring compliance with this Code of Business Conduct and Ethics.

     All managers are responsible for familiarizing themselves with this Code of Business Conduct and Ethics and with the resources available to assist them in resolving questions or concerns.

     All managers are responsible for promoting compliance with this Code of Business Conduct and Ethics and for ensuring that employees under their supervision are familiar with the standards of conduct expected.

     The General Counsel of the Company will, at the beginning of each year, circulate a questionnaire to all officers, directors and employees of the Company requiring certification that each such person has read, understands, is in compliance with and is not aware of any violations of this Code of Business Conduct and Ethics.

ARTICLE V. RESOLVING QUESTIONS OR CONCERNS

     Questions or concerns regarding compliance with this Code of Business Conduct and Ethics should be directed to department managers, as applicable, or if necessary, an officer, director or employee should seek guidance or express concerns to any one of the following:

     1. The General Counsel;

     2. The Chief Financial Officer; or

     3. The President.

Any officer, director or employee who encounters a situation or are considering a course of action the appropriateness of which is unclear should promptly contact one of the aforementioned contacts to discuss the matter.


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     Any recipient of a question or concern by an officer, director or employee must properly evaluate the inquiry and either:

     1. Provide an answer resolving the issue satisfactorily to the officer, director or employee; or

     2. Refer the inquiry to the General Counsel, the Chief Financial Officer or the President for resolution and inform the officer, director or employee to whom the inquiry has been forwarded.

ARTICLE VI. REPORTING VIOLATIONS

     Officers, directors or employees who are aware of a suspected or actual violation of this Code of Business Conduct and Ethics have a responsibility to report it. All suspected or actual violations of this Code of Business Conduct and Ethics shall be promptly reported to the Administrator named in the Company's "Whistleblower Policy." Such report should include a specific description of the violation that the reporting person believes has occurred, including any information the reporting person may have regarding the person or people involved and the approximate time of the violation. Any employee who reports a suspected or actual violation in good faith should do so without fear of any form of retaliation. The Company will take prompt disciplinary action against any employee who retaliates against a reporting person for making a good faith report of a suspected or actual violation of this Code of Business Conduct and Ethics. However, reports of suspected or actual violations that are not made in good faith could subject the reporting person to disciplinary action.

ARTICLE VII. PROCESS FOR DETERMINING VIOLATIONS

     All reports regarding suspected or actual violations of this Code of Business Conduct and Ethics should be promptly investigated with the highest degree of confidentiality that is practicable under the circumstances. The goal of any such investigation will be to:

     1. Interview any individuals with knowledge relating to the potential violation;

     2. Collect any materials relevant to the potential violation; and

     3. Prepare a clear, written statement with respect to the events and circumstances surrounding the potential violation.

     If any investigation indicates that a violation of this Code of Business Conduct and Ethics is likely to have occurred, such actions shall be taken as are appropriate under the circumstances, including, without limitation, reporting the matter to the Audit Committee of the Company's Board of Directors, subjecting any employee who has committed a violation to disciplinary action, suing any employee who has committed a violation in a civil action and/or referring any employee who has committed a violation to the appropriate authorities for criminal prosecution.

ARTICLE VIII. ADMINISTRATION

     The Audit Committee has responsibility for administration of this policy.


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ARTICLE IX. WAIVERS

     Waivers of this Code of Business Conduct and Ethics in respect of an executive officer or director of the Company may only be authorized and approved by the full Board or a properly constituted committee thereof. Any such waiver will be disclosed to the Company's stockholders to the extent and in the manner required by applicable law or NASDAQ listing standards.

APPROVED ON MAY 3, 2004


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